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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                    ________________________________________

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 9, 1996


                           MIDCOM Communications Inc.
             (Exact name of registrant as specified in its charter)


                                   Washington
         (State or other jurisdiction of incorporation or organization)


                000-26118                           91-1438806
          (Commission File Number)           (I.R.S Employer Identification No.)


                  1111 Third Avenue Seattle, Washington 98101
                    (Address of principal executive offices)


                                 (206) 628-8000
              (Registrant's telephone number, including area code)


                               Page 1 of 3 pages.
                                  No Exhibits.
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Item 5.  Other Events

         On August 1, 1996, a lawsuit was filed in the Superior Court of the State of California for the County of Orange against the Company, the Company's former president and chief executive officer and other defendants to be named at a later date by David and Maria Wiegand, the former shareholders of ADNET Telemanagement, Inc. ("Adnet"). The plaintiffs have agreed to dismiss this action without prejudice as described below. Adnet was acquired by the Company on December 29, 1995 in exchange for 453,250 shares of the Company's common stock, of which 45,325 shares (the "Escrow Shares") were placed in escrow to be held until December 28, 1996 for satisfaction of certain contingencies. Adnet provides long distance services to medium-to-large businesses. The acquisition was accomplished through the merger of Adnet into the Company and has been accounted for as a pooling of interests. Mr. Wiegand is currently a vice president of the Company in charge of the continuing operations of Adnet. At the date of closing of this acquisition, the last reported sale price for the Company's Common Stock as reported by NASDAQ NMS was $18.25. During 1996 (through July 31, 1996), the Common Stock has traded as low as $6.50 per share. The complaint alleged intentional misrepresentations, intentional concealment of facts, negligent misrepresentation, breach of contract, breach of implied covenant of good faith and fair dealing and violation of California Securities Laws in connection with the acquisition. The plaintiffs sought recovery of monetary damages in an amount which the plaintiffs describe as "not yet ascertainable, but potentially [in excess of] $10,000,000." The plaintiffs furthermore sought rescission of the Merger Agreement, restoration of all consideration paid by the plaintiffs to the Company pursuant to the Merger Agreement, an order enjoining the Company from undertaking any acts which would further merge Adnet into the Company and which would prevent the plaintiffs from being accorded full relief upon rescission of the Merger Agreement, punitive damages in an amount to be determined at trial and attorneys' fees and other costs and expenses of suit.

         The plaintiffs' claims are based in part on the restatement by the Company of its financial results for the third quarter and nine months ended September 30, 1995 from those reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1995 as originally filed in November 1995. The restated results, which were first announced in March 1996, reflected a $3.3 million reduction in revenue and $4.5 million reduction in accounts receivable for the quarter and nine months ended September 30, 1995. These and other adjustments resulted in the Company's net loss for the quarter and nine months ended September 30, 1995 being increased from $3.8 million and $8.0 million, respectively, to $8.3 million and $12.5 million, respectively. The Company had represented in the Merger Agreement with Adnet that the financial statements included in its filings with the Securities and Exchange Commission "fairly present the ...financial position of MIDCOM...as of the dates thereof and its...results of operations and cash flow for the periods then ended...are correct and complete in all respects..."

         On August 8, 1996 the Company and the plaintiffs entered into an agreement whereby the plaintiffs agreed to dismiss the complaint without prejudice and not to re-file the complaint before August 31, 1996, and the parties agreed to meet before August 31, 1996 to pursue a negotiated settlement of the plaintiffs' claims. In connection with execution of this agreement, the Company agreed to release the Escrow Shares to the plaintiffs. If the Company is unable to reach an agreement with the plaintiffs to settle their claims, it is likely that the complaint will be re-filed. Although the Company would vigorously defend this action, it cannot predict the outcome of these claims. Should the Company agree or otherwise be required to pay additional consideration to the plaintiffs, the Company may be required to account for the acquisition of Adnet using the purchase method, which would require the Company to restate its financial statements for all periods. The operating results of Adnet contributed $8,462,000 and $1,881,000 in revenue and $925,000 and $222,000 in net income to the Company's results for 1995 and the first quarter of 1996, respectively.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MIDCOM COMMUNICATIONS INC.



Dated: August 9, 1996                      By:/s/ Paul P. Senio
                                              --------------------------------
                                              Paul P. Senio
                                              Vice President and General Counsel





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